Exhibit 99.1

Investor Contact:	William I. Kent/Crocs Inc.
(303) 848-7000
wkent@crocs.com

Media Contact:	Katy Michael/Crocs Inc.
(303) 848-7000
kmichael@crocs.com

Crocs Inc. Reports Record Second Quarter Revenue of $363.8 Million and Positive Quarterly Global Comparable Store Growth

NIWOT, COLORADO — July 24, 2013 — Crocs Inc. (NASDAQ: CROX) reported today financial results for the second quarter of 2013.

Second Quarter 2013 Review

•                  Record revenue of $363.8 million

•                  Gross Margin of 55.2 percent

•                  Net income of $35.4 million

•                  Earnings per diluted share of $0.40

•      Non-GAAP adjusted net income(1) per diluted share of $0.48

“Our second quarter revenue grew 12.5% on a constant currency basis and reflects the global appeal of the Crocs brand, the success of our new spring/summer collections, including the Huarache, A-Leigh, Beach Line Boat and Retro collections, combined with the ongoing strength of our core product line-up,” said John McCarvel, President and Chief Executive Officer.  “Globally, our direct to consumer channel continues to be a key component of our success.  Our Asia Pacific region remains a fundamental driver of our growth strategy as all channels in the region continue to exceed expectations.”

“During the quarter we strategically managed our global sales channels and balance sheet.  Our direct to consumer channel performed very well, growing nearly 20% on a constant currency basis, with positive same store sales in Asia, the Americas and Europe.  Wholesale revenue was higher globally, but margins in this channel, particularly in the Americas and Europe, were down due to lower than anticipated late season at-once revenue and increased discount activity late in the quarter, which negatively impacted earnings per share.  Challenges during the quarter included continued weakness in consumer spending in the U.S., Europe and Japan, compounded by colder than normal temperatures during April and May in the U.S. and Europe.  Our cash balance at quarter-end was $289 million, and inventory decreased to $161 million or 2.5% from December 31, 2012, as inventory turns increased to 3.8.”

(1)  Non-GAAP adjusted net income is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP). See the non-GAAP reconciliations set forth later in this press release for additional information.

Second Quarter Results

Revenue for the second quarter of 2013 increased 9.9% to $363.8 million compared with revenue of $330.9 million reported in the second quarter of 2012.  On a constant currency basis revenue increased 12.5% for the second quarter of 2013.

For second quarter of 2013, the company had net income of $35.4 million or $0.40 per diluted share, compared with net income of $61.5 million or $0.68 per diluted share in the prior year period.  Diluted earnings per share during the second quarter of 2013 were negatively impacted by lower than expected gross margins, a one-time net charge of $6.1 million related to the resolution of a statutory tax audit in Brazil,  which reduced earnings by $0.07 per share, and a higher than anticipated tax rate of 29%, which reduced earnings by $0.02 per share.

Adjusting for the impact of the statutory tax audit in Brazil and $1.6 million relating to the implementation of a new ERP system including non-cash accelerated depreciation and cash expenses for program management, training and other non-capitalized costs, the company had Non-GAAP adjusted net income(1) of $43.1 million in the quarter or $0.48 per diluted share.

Mr. McCarvel continued “When we look back on the second quarter we had various items impact our results versus our guidance. Those included lower gross margins, the resolution of the tax audit in Brazil and a higher tax rate.  Together with year-over-year impacts of currency which reduced our earnings per share by $0.06 plus our investments in our new ERP system and increased marketing, the impact of these items totaled $0.17 per share in the quarter.”

Margins

Gross profit for the second quarter of 2013 increased 2.4% to $200.9 million, or 55.2% as a percentage of sales, compared with $196.1 million, or 59.3% as a percentage of sales in the prior year period. The year- over-year decrease in gross profit as a percentage of sales was primarily related to slower late season at-once revenue and increased discounting late in the quarter in the Americas and Europe.  Selling, General & Administrative (“SG&A”) expenses increased 20.5% to $150.2 million compared with $124.7 million a year ago, reflecting increases in retail store space, marketing expenses, resolution of the Brazil tax audit, and the company’s’ ERP project.  As a percentage of sales, SG&A increased to 41.3% compared with 37.7% in the second quarter of 2012.  The impact of the non-recurring Brazil expense and the ERP expense contributed approximately 200 basis points to the increase in SG&A expense as a percentage of sales in the quarter.

Second Quarter Revenue Results

The following tables detail the company’s second quarter 2013 and 2012 revenues:

	Three Months Ended June 30,		Change		Constant Currency Change(1)
($ thousands)	2013	2012	$	%	$	%
Channel revenues:
Wholesale:
Americas	$69,089	$62,369	$6,720	10.8%	$7,041	11.3%
Asia Pacific	67,383	54,285	13,098	24.1	12,080	22.3
Japan	31,053	39,335	(8,282)	(21.1)	(1,228)	(3.1)
Europe	33,742	32,490	1,252	3.9	623	1.9
Other businesses	98	47	51	108.5	44	93.6
Total Wholesale	201,365	188,526	12,839	6.8	18,560	9.8
Consumer-direct:
Retail:
Americas	61,041	54,952	6,089	11.1	6,243	11.4
Asia Pacific	40,871	35,002	5,869	16.8	5,375	15.4
Japan	12,327	13,357	(1,030)	(7.7)	1,844	13.8
Europe	18,050	9,163	8,887	97.0	8,814	96.2
Total Retail	132,289	112,474	19,815	17.6	22,276	19.8
Internet:
Americas	16,125	17,290	(1,165)	(6.7)	(1,140)	(6.6)
Asia Pacific	3,578	2,338	1,240	53.0	1,166	49.9
Japan	2,092	2,540	(448)	(17.6)	35	1.4
Europe	8,378	7,774	604	7.8	411	5.3
Total Internet	30,173	29,942	231	0.8	472	1.6
Total revenues:	$363,827	$330,942	$32,885	9.9%	$41,308	12.5%

	Three Months Ended June 30,		Change		Constant Currency Change(1)
($ thousands)	2013	2012	$	%	$	%
Regional Revenue:
Americas	$146,255	$134,611	$11,644	8.7%	$12,144	9.0%
Asia Pacific	111,832	91,625	20,207	22.1	18,621	20.3
Japan	45,472	55,232	(9,760)	(17.7)	651	1.2
Europe	60,170	49,427	10,743	21.7	9,848	19.9
Other businesses	98	47	51	108.5	44	93.6
Total Revenues	$363,827	$330,942	$32,885	9.9%	$41,308	12.5%

(1)  Current period results have been restated using 2012 average foreign exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

Other Financial Information

Comparable Store Sales Results(2)

Comparable store sales on a constant currency basis for the second quarter of 2013 compared to the second quarter 2012 were as follows: Global increased 1.0%, Americas increased 1.5%, Asia Pacific increased 8.3%, Japan decreased 19.5% and Europe increased 1.0%.  Excluding Japan, comparable store sales growth increased 4.4%.

	Constant Currency	Constant Currency
	Three Months Ended	Three Months Ended
Comparable store sales growth	June 30, 2013	June 30, 2012
Americas	1.5%	(1.2)%
Asia Pacific	8.3	11.5
Japan	(19.5)	(11.3)
Europe	1.0	8.7
Total	1.0%	1.8%

Mr. McCarvel continued. “We saw same store sales growth accelerate throughout the quarter with improved weather.  Our Asia Pacific business expanded 8 percent on a same store sales basis with limited discounting or promotional activity.”

Balance Sheet

Cash and cash equivalents at June 30, 2013 decreased 1.7% compared with December 31, 2012.  During the first six months of 2013 the Company repurchased approximately 834,000 shares of common stock for an aggregate of approximately $12.5 million in cash.

Inventories at June 30, 2013 were $160.8 million, down 2.5% compared with inventory at December 31, 2012.

(2) Comparable store status is determined on a monthly basis. Comparable store sales begin in the thirteenth month of a store’s operation. Stores in which selling square footage has changed more than 15% as a result of a remodel, expansion or reduction are excluded until the thirteenth month they have comparable prior year sales. Temporarily closed stores are excluded from the comparable store sales calculation during the month of closure. Location closures in excess of three months are excluded until the thirteen month post re-opening.  Current period results have been restated using 2012 average foreign exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

Backlog

Backlog at June 30, 2013 was $161.0 million, down 6.7% compared with $172.6 in the prior year period.  On a constant currency basis backlog at June 30, 2013 was lower by an estimated 3% compared with the prior year period.  The Company believes the decline in backlog is reflective of wholesale accounts taking a cautious view towards fall holiday 2013 orders based on the weaker than expected spring 2013 sales and also the desire of some accounts to order product more on an at-once basis.

Financial Outlook

For the third quarter of 2013, the company expects revenue between $300 million and $310 million and diluted earnings per share between $0.20 and $0.23.  This outlook includes $(0.02) per share of ERP implementation expense and reflects an impact of $(0.04) for currency translation.

Conference Call Information

A conference call to discuss Crocs’ second quarter 2013 results is scheduled for today (July 24, 2013) at 5:00 PM Eastern Time. A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’ link under the Company section on www.crocs.com and at www.earnings.com. An audio replay of the webcast will be available on the Crocs website for one year.

Interested parties are advised to log on to the live webcast at least fifteen minutes prior to the call in order to download the necessary software.

About Crocs, Inc.

Crocs, Inc. is a world leader in innovative casual footwear for men, women and children. Crocs offers several distinct shoe collections with more than 300 four-season footwear styles. All Crocs™ shoes feature Croslite™ material, a proprietary, revolutionary technology that gives each pair of shoes the soft, comfortable, lightweight, non-marking and odor-resistant qualities that Crocs fans know and love. Crocs fans “Get Crocs Inside” every pair of shoes, from the iconic clog to new sneakers, sandals, boots and heels. Since its inception in 2002, Crocs has sold more than 200 million pairs of shoes in more than 90 countries around the world.

Visit www.crocs.com for additional information.

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding future revenue and earnings, backlog, future orders, prospects, investments in our business, outlook and product pipeline. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

macroeconomic issues, including, but not limited to, the current global financial conditions; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenue; changing fashion trends; our ability to maintain and expand revenues and gross margin; our ability to accurately forecast consumer demand for our products; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights;  the effect of potential adverse currency exchange rate fluctuations and other international operating risks; our ability to open and operate additional retail locations; and other factors described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.

All information in this document speaks as of July 24, 2013.  We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

CROCS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ thousands, except per share data)	2013	2012	2013	2012
Revenues	$363,827	$330,942	$675,483	$602,740
Cost of sales	162,960	134,857	308,767	261,856
Gross profit	200,867	196,085	366,716	340,884
Selling, general and administrative expenses	150,246	124,718	278,445	229,009
Asset impairment	202	106	202	819
Income from operations	50,419	71,261	88,069	111,056
Foreign currency transaction (gains) losses, net	814	(1,627)	3,414	2,649
Interest income	(517)	(549)	(823)	(907)
Interest expense	266	132	475	179
Other (income) expense, net	195	(520)	167	(761)
Income before income taxes	49,661	73,825	84,836	109,896
Income tax expense	14,305	12,301	20,519	20,026
Net income	$35,356	$61,524	$64,317	$89,870
Net income per common share:
Basic	$0.40	$0.68	$0.73	$1.00
Diluted	$0.40	$0.68	$0.72	$0.99

CROCS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
($ thousands, except number of shares)	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$289,354	$294,348
Accounts receivable, net of allowances of $16,918 and $13,315, respectively	162,263	92,278
Inventories	160,763	164,804
Deferred tax assets, net	5,628	6,284
Income tax receivable	12,307	5,613
Other receivables	17,293	24,821
Prepaid expenses and other current assets	31,051	24,967
Total current assets	678,659	613,115
Property and equipment, net	88,770	82,241
Intangible assets, net	64,082	59,931
Deferred tax assets, net	33,283	34,112
Other assets	54,167	40,239
Total assets	$918,961	$829,638

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$76,666	$63,976
Accrued expenses and other current liabilities	90,963	81,371
Deferred tax liabilities, net	2,388	2,405
Income taxes payable	25,363	8,147
Current portion of long-term borrowings and capital lease obligations	3,031	2,039
Total current liabilities	198,411	157,938
Long term income tax payable	32,129	36,343
Long-term borrowings and capital lease obligations	6,899	4,596
Other liabilities	13,913	13,361
Total liabilities	251,352	212,238

Commitments and contingencies
Stockholders’ equity:
Preferred shares, par value $0.001 per share, 5,000,000 shares authorized, none	—	—
Common shares, par value $0.001 per share, 250,000,000 shares authorized, 91,565,533 and 88,345,143 shares issued and outstanding, respectively, at June 30, 2013 and 91,047,297 and 88,662,845 shares issued and outstanding, respectively, at December 31, 2012	92	91
Treasury stock, at cost, 3,220,390 and 2,384,452 shares, respectively	(56,343)	(44,214)
Additional paid-in capital	316,111	307,823
Retained earnings	398,329	334,012
Accumulated other comprehensive income	9,420	19,688
Total stockholders’ equity	667,609	617,400
Total liabilities and stockholders’ equity	$918,961	$829,638

CROCS, INC. AND SUBSIDIARIES

NON-GAAP NET INCOME RECONCILIATIONS (UNAUDITED)

(In thousands)

The Company prepares and reports its financial statements in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management monitors the operating performance of its business using the non-GAAP metrics constant currency and Non-GAAP adjusted net income. Constant currency excludes the effects of foreign exchange rate fluctuations by restating current period results using the prior year average exchange rates. Non-GAAP adjusted net income excludes the impact of new enterprise resource planning system (“ERP”) implementation expenses, a one-time net expense related to the resolution of a statutory tax audit in Brazil and the accelerated depreciation and amortization of our current ERP system. In management’s opinion, these non-GAAP measures are used by, and are useful to, investors and other users of our financial statements in evaluating operating performance by providing better comparability between reporting periods because they exclude items that may not be indicative of overall business trends and provide a better baseline for analyzing trends in our operations. The Company does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company believes the disclosure of the effects of these items increases the reader’s understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance.

The following is a reconciliation of our net income, the most directly comparable U.S. GAAP measure, to Non-GAAP adjusted net income:

	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income:	2013	2012	2013	2012
GAAP net income	$35,356	$61,524	$64,317	$89,870
New ERP implementation (1)	715	—	1,846	—
Brazil tax credits (2)	6,094	—	6,094	—
Depreciation and amortization (3)	913	—	1,635	—
Non-GAAP adjusted net income	$43,078	$61,524	$73,892	$89,870

Non-GAAP adjusted net income per diluted share	$0.48	$0.68	$0.83	$0.99

(1) This proforma adjustment in the GAAP to Non-GAAP reconciliations above represents expenses related to the implementation of a new ERP system.

(2) This proforma adjustment in the GAAP to Non-GAAP reconciliations above represents a one-time net expense related to the resolution of a statutory tax audit in Brazil. In April 2013, the State of Sao Paulo, Brazil government (“Brazil”) assessed sales taxes, interest and penalties for the period April 2009 to May 2011. We had previously tendered these taxes using Brazil obligations purchased from third parties at a discount.  On May 22, 2013, we applied for amnesty in order to receive a significant reduction in penalties and interest, agreed to amend our 2009 through 2012 tax returns to remove the Brazil obligations, and agreed to settle the assessment in cash to Brazil. In June 2013, cash payment was made to Brazil, in full satisfaction of the Brazil assessment. Brazil is making court-ordered payments to holders of the Brazil obligations along with accrued interest. The Company anticipates that the Brazil obligations (plus accrued interest) will be paid by Brazil in accordance with the court-orders.  The Company is carrying the Brazil obligations at the original discounted cost to the Company and intends to hold the Brazil obligations until paid by Brazil.

(3) This proforma adjustment in this GAAP to Non-GAAP reconciliation represents the add-back of accelerated depreciation and amortization on tangible and intangible items related to our current ERP system and supporting platforms that will no longer be utilized once the implementation of a new ERP is complete.

CROCS, INC. AND SUBSIDIARIES

RETAIL STORE COUNTS

(UNAUDITED)

	June 30,			June 30,
Company-operated retail locations:	2012	Opened	Closed	2013
Type:
Kiosk/Store in Store	153	30	(58)	125
Retail Stores	220	108	(23)	305
Outlet Stores	111	39	(5)	145
Total	484	177	(86)	575
Operating segment:
Americas	197	45	(35)	207
Asia Pacific	201	52	(47)	206
Japan	32	18	(1)	49
Europe	54	62	(3)	113
Total	484	177	(86)	575

CROCS, INC. AND SUBSIDIARIES

BACKLOG

(UNAUDITED)

	June 30,
($ thousands)	2013	2012
Americas	$58,628	$68,613
Asia Pacific	53,430	50,459
Japan	28,748	32,265
Europe	20,230	21,249
Total backlog (1)	$161,036	$172,586

(1) Backlog numbers represent preseason wholesale orders, generally four to six months prior to shipment. Backlog as of a particular date is affected by a number of factors, including seasonality, manufacturing schedules and the timing of product shipments. Further, the mix of future and immediate delivery orders can vary significantly period over period. Due to these factors and since unfulfilled orders can be canceled by our customers at any time prior to shipment, backlog may not be a reliable measure of future sale and comparison of backlog from period to period may be misleading.